EXHIBIT 99.1

News Release

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS ANNOUNCES

SECOND QUARTER RESULTS

ATLANTA, April 4, 2005 – Acuity Brands, Inc. (NYSE: AYI) announced today that sales for the fiscal second quarter ended February 28, 2005 increased $14.1 million, or 3%, to $505.1 million from $491.0 million reported in the prior year. The Company reported a net loss for the second quarter of $8.4 million, or $0.20 per diluted share. The net loss included the previously announced pre-tax charge of $17.0 million, or $0.26 per diluted share, related to its ongoing restructuring program. Net income reported in the second quarter of fiscal 2004 was $9.5 million, or $0.22 per diluted share.

Net sales for the first half of fiscal 2005 were $1,030.3 million compared to $1,008.6 million in 2004, an increase of 2%. Net income for the first six months of 2005 was $4.7 million, or $0.11 per diluted share, compared with $22.4 million, or $0.52 per diluted share in the year-ago period.

Please see the Company’s Form 10-Q, to be filed with the Securities and Exchange Commission today, for more information on the results for the three and six months ended February 28, 2005.

Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, said, “As previously announced, we are taking significant steps to lower our overhead structure by accelerating our restructuring programs, including a workforce reduction of approximately 1,100 positions. As a result, we recorded a pre-tax charge of $17.0 million in the second quarter of fiscal 2005 relating to the workforce reduction. Earnings, excluding this charge, were higher than anticipated in our February press release as shipments to meet customer demand in key lighting markets were more robust than previously estimated.”

Conference Call

As previously announced, the Company will host a conference call to discuss second quarter results today at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Zep Commercial(TM), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.